Exhibit 8.1

                       [Letterhead of Hunton & Williams]

                                                 January 31, 1997



Oakwood Mortgage Investors, Inc.
7800 McCloud Road
Greensboro, North Carolina  27409-9634


Ladies and Gentlemen:

                  We have acted as counsel to Oakwood Mortgage Investors, Inc., a North Carolina corporation (the "Seller"), in connection with the preparation of Post-Effective Amendment No. 1 (the "Post-Effective Amendment") to the Seller's Registration Statement on Form S-3 (No. 33-99320) (the "Registration Statement"), which was filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of $1,000,000,000 aggregate principal amount of Pass-Through Certificates (the "Certificates") representing interests in one or more trusts (each a "Trust") to be established by the Seller. The Certificates of each Trust will be issued pursuant to a form of Pooling and Servicing Agreement, including Standard Terms thereto, among the Seller, a trustee to be named therein, and Oakwood Acceptance Corporation, a North Carolina Corporation, as servicer (a "Pooling and Servicing Agreement").

                  We have reviewed the originals or copies of (i) the Articles of Incorporation, by-laws, and other corporate documents of the Seller; (ii) certain resolutions of the Board of Directors of the Seller; (iii) the Pooling and Servicing Agreement, including the forms of the Certificates annexed thereto; (iv) the Post- Effective Amendment and the prospectus included therein; and (v) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

                  Based on the foregoing, we are of the opinion that the legal conclusions contained in the Post-Effective Amendment under the caption "Certain Federal Income Tax Consequences" are correct in all material respects, and the discussion thereunder does not omit any material provision with respect to the matters covered. You should be aware that this opinion represents our conclusions as to the application of existing law to a transaction as described above. There can be no assurance that contrary positions


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Oakwood Mortgage Investors, Inc.
January 31, 1997
Page 2


will not be taken by the Internal Revenue Service or that the law will not change.

                  We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. We also consent to the references to Hunton & Williams under the caption "Certain Federal Income Tax Consequences" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                  No opinion has been sought and none has been given concerning the tax treatment of the issuance and sale of the Certificates under the laws of Virginia or any other state.

                                                     Very truly yours,

                                                     /s/ Hunton & Williams


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